Exhibit 23.7

CONSENT OF QUALIFIED PERSON

I, Kevin Francis, in connection with U.S. Gold Corp.’s Registration Statement on Form S-1 and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consent to:

●

the incorporation by reference and use of the technical report summary titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), with an effective date of February 10, 2025, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), as an exhibit to and referenced in the Registration Statement or any amendment or supplement thereto;

●

the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Registration Statement and any such Technical Report Summary; and

●

any extracts from or a summary of the Technical Report Summary included or incorporated by reference in the Registration Statement and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, Sections 3, 4, 5, 6, 7, 8, 15.1.1, 15.3.1, 15.5.2, 16, 17.1, 17.1.1, 17.1.2, 17.1.3, 17.1.4, 17.2, 17.2.1, 17.2.2, 17.2.3,17.2.3.1, 17.2.3.4, 17.2.3.5, 17.3, 17.4, 17.5, 17.6, 17.7 and 20 of the Technical Report Summary.

Dated February 4, 2026

/s/ Kevin Francis

Name:	Kevin Francis, SME-RM
Title:	Vice President, U.S. Gold Corp.